EXHIBIT 99.2

Internet Security Systems, Inc.

Supplemental Financial Data

	Q4 2005	2005
Revenue by theater
Americas	62%	63%
EMEA	23%	22%
Asia Pacific	15%	15%

Proventia Appliance Revenue (a)	$30 million	$100 million

Approximate average size of top 25 deals based on total contract value (a)	$750,000

Distribution channel fulfillment of consolidated product sales	72%	75%

DSO (c)	82

(a)	In Q4 sales of Proventia units to new customers increased to 36% of total unit sales
(b)	Managed Security Services, consisting of security monitoring and management from ISS security operations centers, remained at $11.5 million for the 4th quarter of 2005. On an annual basis it grew 18% to $45.3 million.
(c)	Days sales outstanding (DSO) equals accounts receivable divided by the sum of total revenues plus the change in deferred revenues in the quarter.
(d)	Customer support revenues, which includes security content updates and technical support, grew 15% in Q4 ‘05 over Q4 ‘04. For the year, this component grew 17% over 2004.
(e)	Foreign exchange rates reduced revenues by approximately $1.2 million sequentially and $3 million annually using quarterly averages.